February 2, 2006

The Allied Defense Group, Inc.
8000 Towers Crescent Drive, Suite 260
Vienna, Virginia 22182
Attn: Robert Dowski, Chief Financial Officer

Re: Loan and Security Agreement dated as of May 28, 2004 (as amended from time to time, the “Loan” agreement) by and among The Allied Defense Group, Inc., a Delaware corporation (“Company”), News/Sports Microwave Rental, Inc., a California corporation, Titan Dynamics Systems, Inc., a Texas corporation, SeaSpace Corporation, a California corporation, MECAR USA, Inc., a Delaware corporation, Allied Research Corporation Limited, a company formed under the laws of England and Wales, Energa Corporation, a Maryland corporation, ARC Europe, S.A., a Belgium company, and Global Microwave Systems, Inc., a California corporation, as borrowers (individually, a “Borrower” and collectively, “Borrowers”), and Patriot Capital Funding LLC I, a Delaware limited liability company, successor in interest to Wilton Funding, LLC, a Delaware limited liability company, as lender (“Lender”)

Ladies and Gentlemen:

As you are aware, Borrowers are currently in default and a Matured Default exists under the Loan Agreement and the other Financing Agreements due to (i) the failure of Company to satisfy the Collateral Requirement set forth in Section 1.9 of the Deposit Account Security Agreement, and (ii) the failure of Borrowers to keep and observe other covenants, conditions, promises or agreements contained in the Financing Agreements. All capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement.

Commencing on the date hereof, any and all amounts due under the Note or under any other Financing Agreement, whether for principal, interest, fees, expenses or otherwise, shall bear interest at a rate per annum equal to the Default Rate, which accrued interest shall be payable for the immediately preceding one month period by the issuance of additional promissory notes in a form approved by lender in the aggregate principal amount equal to the amount of interest calculated at the Default Rate.

By execution and delivery of this letter, Lender is not waiving the Matured Defaults. Lender reserves the right to enforce all provisions contained in the Financing Agreements. Furthermore, Lender’s actions in executing and delivering this letter shall not be construed as a waiver or relinquishment, or estoppel to assert, any of Lender’s rights under the Financing Agreements or applicable law and are without prejudice to Lender’s right to pursue any and all remedies available to it. Nothing contained in this letter shall be deemed to be or construed to be a release or waiver by Lender of Borrowers, and nothing contained herein shall in any manner or form impair the validity of any lien or security interest granted pursuant to the Financing Agreements. This letter does not constitute a discharge or novation of any Financing Agreement, and such documents shall continue in full force and effect and shall be fully binding upon all parties thereto.

Very Truly Yours,

PATRIOT CAPITAL FUNDING LLC I,
A Delaware limited liability company

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